Exhibit (a)(5)

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange Existing Preferred Securities (as defined below).  The Exchange Offer (as defined below) is being made solely pursuant to the Prospectus to be dated on or around August 25, 2009 and any amendments or supplements thereto and is being made to all holders of Existing Preferred Securities. The Exchange Offer is not being made to holders of Existing Preferred Securities in any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law.  In jurisdictions where the applicable laws require that the Exchange Offer be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made by Morgan Stanley & Co. Incorporated (the “Dealer Manager”) or by any one or more registered brokers or dealers under that jurisdiction’s laws on behalf of the relevant Offeror (as defined below).

Offers to Exchange

Banco Santander, S.A. is offering to exchange up to 45,048,000 Santander Finance Preferred, S.A. Unipersonal
10.5% Non-Cumulative Guaranteed Series 10 Preferred Securities (par value $25 per security)
fully and unconditionally guaranteed by Banco Santander, S.A.
(CUSIP No. E8683R 144 and ISIN USE8683R1448)

plus a cash payment (including accrued but unpaid distributions, plus a cash exchange incentive payment up to an aggregate total amount of $197.3 million, plus cash amounts in lieu of any fractional exchange preferred securities)

for Any and All of

Santander Finance Preferred, S.A. Unipersonal 6.410% Non-Cumulative Guaranteed Series 1 Preferred Securities
(liquidation preference $25 per security) fully and unconditionally guaranteed by
Banco Santander, S.A. and issued on March 8, 2004
(CUSIP No. 80281R300 and ISIN US80281R3003)

Santander Finance Preferred, S.A. Unipersonal 6.800% Non-Cumulative Guaranteed Series 4 Preferred Securities
(liquidation preference $25 per security) fully and unconditionally guaranteed by
Banco Santander, S.A. and issued on November 21, 2006
(CUSIP No. 80281R706 and ISIN US80281R7061)

Santander Finance Preferred, S.A. Unipersonal 6.500% Non-Cumulative Guaranteed Series 5 Preferred Securities
(liquidation preference $25 per security) fully and unconditionally guaranteed by
Banco Santander, S.A. and issued on January 31, 2007
(CUSIP No. 80281R805 and ISIN US80281R8051)

Santander Finance Preferred, S.A. Unipersonal Floating Rate (U.S. dollar three-month LIBOR plus 0.52%) Non-Cumulative Guaranteed Series 6 Preferred Securities (liquidation preference $25 per security) fully and unconditionally guaranteed by Banco Santander, S.A. and issued on March 5, 2007
(CUSIP No. 80281R888 and ISIN US80281R8887)

AND

Santander Financial Exchanges Limited, a wholly-owned finance subsidiary of Banco Santander, S.A., is offering to exchange up to 6,400,000 Santander Finance Preferred, S.A. Unipersonal
10.5% Non-Cumulative Guaranteed Series 10 Preferred Securities (par value $25 per security)
fully and unconditionally guaranteed by Banco Santander, S.A.
(CUSIP No. E8683R 144 and ISIN USE8683R1448)

plus a cash payment (including accrued but unpaid distributions, plus a cash exchange incentive payment up to an aggregate total amount of $20.0 million, plus cash amounts in lieu of any fractional exchange preferred securities)

for Any and All of

Sovereign Bancorp, Inc. 7.300% Depositary Shares (liquidation preference $25 per security),  each representing a 1/1,000th interest in a Share of Series C Non-Cumulative Perpetual Preferred Stock of Sovereign Bancorp, Inc. and issued on April 26, 2006
(CUSIP No. 845905405 and ISIN US8459054057)

AND

Santander Financial Exchanges Limited, a wholly-owned finance subsidiary of Banco Santander, S.A., is offering to exchange up to 800,000 Santander Finance Preferred, S.A. Unipersonal Fixed-to-Floating Non-Cumulative Guaranteed Series 11 Preferred Securities (par value $1,000 per security) fully and unconditionally guaranteed by Banco Santander, S.A.
(CUSIP No. 80281R AC6 and ISIN US80281RAC60)

plus a cash payment (including accrued but unpaid distributions, plus a cash exchange incentive payment up to an aggregate total amount of $100.0 million, plus cash amounts in lieu of any fractional exchange preferred securities)

for Any and All of

Abbey National Capital Trust I 8.963% Non-Cumulative Guaranteed Trust Preferred Securities
(liquidation preference $1,000 per security) guaranteed by Abbey National plc and issued on February 7, 2000
(CUSIP No. 002927AA9 and ISIN US002927AA95)

 THE EXCHANGE OFFER FOR EACH SERIES OF EXISTING PREFERRED SECURITIES AND THE WITHDRAWAL RIGHTS FOR THAT SERIES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (THE “EXCHANGE OFFER DEADLINE”), ON SEPTEMBER 23, 2009 OR SUCH LATER DATE TO WHICH THE EXCHANGE OFFER FOR THAT SERIES OF EXISTING PREFERRED SECURITIES IS EXTENDED (THE “EXCHANGE OFFER EXPIRY DATE”). EXISTING PREFERRED SECURITIES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OFFER DEADLINE FOR THOSE SECURITIES. IN ADDITION, IF NOT PREVIOUSLY RETURNED, YOU MAY WITHDRAW EXISTING PREFERRED SECURITIES THAT YOU TENDER THAT ARE NOT ACCEPTED BY THE RELEVANT OFFEROR FOR EXCHANGE AFTER THE EXPIRATION OF 40 BUSINESS DAYS FOLLOWING COMMENCEMENT OF THE EXCHANGE OFFER.

Banco Santander, S.A., a limited liability corporation (sociedad anónima) incorporated under the laws of the Kingdom of Spain (the “Bank”), is offering to exchange up to 45,048,000 10.500% Non-Cumulative Guaranteed Series 10 Preferred Securities (par value $25 per security) (the “Fixed Exchange Preferred Securities”) issued by Santander Finance Preferred, S.A. Unipersonal a limited liability corporation (sociedad anónima) organized under the laws of the Kingdom of Spain (the “Company”), plus accrued but unpaid distributions in cash, plus a cash exchange incentive payment up to an aggregate total amount of $197.3 million, plus cash amounts in lieu of any fractional Exchange Preferred Securities, for any and all of (1) Santander Finance Preferred, S.A. Unipersonal 6.410% Non-Cumulative Guaranteed Series 1 Preferred Securities (the “Existing Series 1 Preferred Securities”), (2) Santander Finance Preferred, S.A. Unipersonal 6.800% Non-Cumulative Guaranteed Series 4 Preferred Securities (the “Existing Series 4 Preferred Securities”), (3) Santander Finance Preferred, S.A. Unipersonal 6.500% Non-Cumulative Guaranteed Series 5 Preferred Securities (the “Existing Series 5 Preferred Securities”) and (4) Santander Finance Preferred, S.A. Unipersonal Floating Rate (U.S. dollar LIBOR plus 0.52%) Non-Cumulative Guaranteed Series 6 Preferred Securities (the “Existing Series 6 Preferred Securities”). The Bank’s wholly-owned finance subsidiary, Santander Financial Exchanges Limited, a limited liability company incorporated under the laws of England and Wales (“SFEL” and, together with the Bank, the “Offerors” and each an “Offeror”) is also offering to exchange up to a total of 6,400,000 of the Company’s Fixed Exchange Preferred Securities, plus accrued but unpaid distributions in cash, plus a cash exchange incentive payment up to an aggregate total amount of $20.0 million, plus cash amounts in lieu of any fractional Exchange Preferred Securities, for any and all of Sovereign Bancorp, Inc. 7.300% Depositary Shares, each representing a 1/1,000th interest in a Share of Series C Non-Cumulative Perpetual Preferred Stock of Sovereign Bancorp, Inc., (the “Existing Sovereign Depositary Shares”).  SFEL is also offering to exchange up to a total of 800,000 of Santander Finance Preferred, S.A. Unipersonal’s Fixed-to-Floating Non-Cumulative Guaranteed Series 11 Preferred Securities (par value $1,000 per security) (the “Fixed-to-Floating Exchange Preferred Securities”), plus accrued but unpaid distributions in cash, plus a cash exchange incentive payment up to an aggregate total amount of $100.0 million, plus cash amounts in lieu of any fractional Exchange Preferred Securities, for any and all of Abbey National Capital Trust I 8.963% Non-Cumulative Guaranteed Trust Preferred Securities (the “Existing Abbey National Capital Trust I Trust Preferred Securities”).

The Existing Series 1 Preferred Securities, the Existing Series 4 Preferred Securities, the Existing Series 5 Preferred Securities and the Existing Series 6 Preferred Securities are referred to as the “Existing Spanish Preferred Securities”.  The Existing Spanish Preferred Securities, the Existing Sovereign Depositary Shares and the Existing Abbey National Capital Trust I Trust Preferred Securities, collectively, are referred to as the “Existing Preferred Securities.” The Fixed Exchange Preferred Securities and the Fixed-to-Floating Exchange Preferred Securities, together, are referred to as the “Exchange Preferred Securities.” The offers of the Bank and SFEL to exchange the Exchange Preferred Securities for the Existing Preferred Securities and cash payments, collectively, are referred to as “the Exchange Offer.”

The Exchange Offer, in each case, is made upon the terms and subject to the conditions set forth in Amendment No. 1 to the Registration Statement on Form F-4 (Reg. Nos. 333-160492 and 333-160492-01) filed with the Securities and Exchange Commission on August 21, 2009, and in the Prospectus to be dated on or around August 25, 2009, relating to the Exchange Offer and the Exchange Preferred Securities to be issued in connection therewith (the “Prospectus”), and any other materials and information that the Company and/or either or both of the Offerors uses, prepares, files, distributes, mails, publishes, approves or authorizes for use in connection with the Exchange Offer, as any of them may be amended, modified or supplemented from time to time (which, together with the Prospectus and any amendments or supplements thereto, collectively constitute the “Exchange Offer Materials”).

A holder of Existing Preferred Securities will not have to pay any transaction fees or brokerage commissions to the Company, the Offerors, the Dealer Manager or to the tax certification and exchange agent, Acupay System LLC (the “Tax Certification and Exchange Agent”).  However, if a tendering holder handles the transaction through its bank, broker, custodian or other nominee, that holder may be required to pay brokerage fees or commissions to its bank, broker, custodian or other nominee.

The Exchange Offer for each series of Existing Preferred Securities is contingent on holders of that series of Existing Preferred Securities tendering for exchange at least 10% in liquidation preference of the Existing Preferred Securities of that series.  It shall be a condition to the acceptance for settlement of Existing Preferred Securities of any series that such settlement not cause such series (i) to not be listed on the New York Stock Exchange or Luxembourg Stock Exchange and (ii) not to be authorized to be quoted on an inter-dealer quotation system of any registered national securities association.  The Exchange Offer for each series of Existing Preferred Securities is not contingent on the consummation of the Exchange Offer for any other series of Existing Preferred Securities.  All of the conditions to the Exchange Offer are set forth in the section of the Prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer and Deemed Representations.”

Existing Spanish Preferred Securities in respect of which the DTC participant through which your Existing Spanish Preferred Securities are held has not provided your beneficial owner identity and residence information required by Spanish tax law, and set forth in Annex B of the Prospectus, will not be accepted for exchange by the relevant Offeror.

All of the Existing Preferred Securities are held in book-entry form. The Tax Certification and Exchange Agent will, on behalf of the Offerors, accept an ATOP agreement with The Depository Trust Company (“DTC”), and will arrange with DTC for the DTC Automated Tender Offer Program (“ATOP”) to be utilized for purposes of the Exchange Offer promptly after the date of the Prospectus. If you, as the holder of Existing Preferred Securities, wish to tender your Existing Preferred Securities for exchange in the Exchange Offer, you must instruct your bank or broker to further instruct the DTC participant through which your Existing Preferred Securities are held, to tender your Existing Preferred Securities for exchange through DTC’s ATOP by the Exchange Offer Deadline. You may be asked to complete and send a customer instructions form, a copy of which you may obtain from the Tax Certification and Exchange Agent along with the Prospectus, instead of providing verbal instructions to tender for exchange, so please check with your broker or account executive in advance of the Exchange Offer Deadline to determine the preferred procedure. When you tender to one of the Offerors Existing Preferred Securities, including causing the transmission of a message by DTC on your behalf to the Tax Certification and Exchange Agent (an “Agent’s Message”), you will be deemed to represent and warrant to that Offeror that you have read and agree to all of the terms and conditions of the exchange offer, and that Offeror’s acceptance of the Existing Preferred Securities will constitute a binding agreement between you and that Offeror upon the terms and subject to the conditions in the Prospectus.

The custodial entity holding your Existing Preferred Securities may prescribe a deadline which is different than ours, so please check with such entity to ensure that they receive your instructions to tender for exchange in time to transmit them through DTC and to the Tax Certification and Exchange Agent for receipt before the Exchange Offer Deadline.

You can withdraw your tender of Existing Preferred Securities at any time on or prior to the Exchange Offer Deadline. In addition, if not previously returned, you may withdraw Existing Preferred Securities that you tender that are not accepted for exchange after the expiration of 40 business days (as defined in the Prospectus) following the commencement of the Exchange Offer.  If you withdraw your Existing Spanish Preferred Securities, you must instruct the DTC participant through which your Existing Spanish Preferred Securities are held to adjust your Beneficial Owner Exchange Information (as defined in the Prospectus) via the Tax Certification and Exchange Agent accordingly in order to avoid any misalignment between your DTC participant exchange instructions and your Beneficial Owner Exchange Information which could result in your being paid net of Spanish withholding taxes.

Promptly after the Exchange Offer Expiry Date, the Bank will announce the number of Existing Preferred Securities tendered and accepted for exchange through notice to the Tax Certification and Exchange

Agent, The Bank of New York Mellon (the “Paying Agent”) and DTC.  Once all of the conditions to the Exchange Offer are satisfied or waived, the Offerors will accept, promptly after the Exchange Offer Expiry Date, all Existing Preferred Securities properly tendered and expects to deliver the Exchange Preferred Securities on or around September 29, 2009, the fourth business day after the Exchange Offer Expiry Date, which is expected to be the Exchange Settlement Date (as defined below).  For purposes of the Exchange Offer, the Offerors’ giving of oral or written notice of our acceptance to the Tax Certification and Exchange Agent will be considered our acceptance of the Exchange Offer.

In all cases, the Offerors will deliver Exchange Preferred Securities in exchange for Existing Preferred Securities that are accepted for exchange only after timely receipt by the Tax Certification and Exchange Agent of an Agent’s Message which states that DTC has received an express acknowledgment from a participant in DTC tendering Existing Preferred Securities, that such participant has received the Prospectus and agrees to be bound by the terms of the Exchange Offer set forth therein and that the Offerors may enforce such agreement against such participant. Delivery of the Agent’s Message as set forth in the Prospectus by DTC will satisfy the terms of the Exchange Offer as to the tender of the Existing Preferred Securities held by the participant identified in the Agent’s Message.

If an Offeror does not accept any tendered Existing Preferred securities for any reason included in the terms and conditions of the Exchange Offer, that Offeror will release any unaccepted or non-exchanged Existing Preferred Securities without expense to the tendering holder by release of such non-exchanged Existing Preferred Securities in the account in which they are maintained with DTC promptly after the expiration or termination of the Exchange Offer.

On or prior to the settlement date of the offer to exchange Existing Preferred Securities for Exchange Preferred Securities (the “Exchange Settlement Date”), with respect to each series of Existing Preferred Securities to be exchanged, the applicable Offeror will transmit (i) to the Paying Agent the appropriate number of Exchange Preferred Securities for authentication and (ii) to DTC (or the Paying Agent as custodian for DTC) such Exchange Preferred Securities, registered in the name of DTC’s nominee, Cede & Co., for delivery in book-entry form to the relevant beneficial owners of the Existing Preferred Securities in the exchange ratios set forth in the Prospectus. The exchange of Existing Preferred Securities tendered and not validly withdrawn on or prior to the Exchange Offer Deadline for Exchange Preferred Securities shall be irrevocable and the Exchange Preferred Securities may not be converted to any Existing Preferred Securities. The terms of the Exchange Preferred Securities shall be binding upon any subsequent holder of such Exchange Preferred Securities.

By 3:00 p.m. New York City time on the Exchange Settlement Date, DTC shall confirm to the Tax Certification and Exchange Agent the delivery to each relevant DTC participant of the relevant quantity of (i) Exchange Preferred Securities, as adjusted, with respect to Existing Spanish Preferred Securities, for any Exchange Withholding Tax Sale (as defined in the Prospectus), in exchange for the relevant quantity of Existing Preferred Securities, and (ii) cash payments. Notice of the consummation of such exchange operations shall be promptly communicated to the Offerors and the Paying Agent via the Tax Certification and Exchange Agent.

Holders of Existing Preferred Securities will receive any cash payments (including accrued but unpaid distributions, cash incentive amounts and cash in lieu of Exchange Preferred Securities) in U.S. dollars.

A U.S. Holder (as defined in the Prospectus) will recognize gain or loss on the U.S. Holder’s exchange of Existing Sovereign Depositary Shares or Existing Abbey National Capital Trust I Trust Preferred Securities for the Exchange Preferred Securities and cash. If, as the Company believes, the Exchange Preferred Securities are not “nonqualified preferred stock” for U.S. federal income tax purposes, a U.S. Holder who exchanges Existing Spanish Preferred Securities for Exchange Preferred Securities and cash will generally recognize gain (but not loss, if any) in an amount not to exceed the amount of cash received in the exchange (excluding cash received in lieu of a fractional Exchange Preferred Security).  The exchange of Existing Spanish Preferred Securities for Exchange Preferred Securities plus the cash payment may give rise to imputed income under Spanish tax law. If the Tax Certification and Exchange Agent does not receive on your behalf the beneficial owner identity and residence information required by Spanish tax law, your Existing Spanish Preferred Securities will not be accepted for exchange in the Exchange Offer, and you will continue to hold your existing Spanish Preferred Securities subject to the terms and conditions of such Existing Spanish Preferred Securities.  Holders should consult their own tax advisors as to the particular tax consequences to them of the Exchange Offer and the ownership and disposition of the Exchange Preferred Securities, including any consequences arising under U.S. state and local, non-U.S. and other tax laws.

The information required to be disclosed by Rule 13e-4(d) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

The information contained in this advertisement is a summary only.  The Prospectus and the Exchange Offer Materials contain important information which should be read carefully before any decision is made with respect to the Exchange Offer.

The Prospectus and other Exchange Offer Materials will be made available on the Internet at:

www.Acupay.com/SANretail

There is an on-line exchange consideration calculator* which investors can use to illustrate the consideration they will receive.

*The exchange consideration calculator is an interactive tool designed to help illustrate the invitation. No guarantee, explicit or implied, is made as to the accuracy, reliability or completeness of information derived from the use of this calculator. This tool is not designed to be a substitute for the information contained in the Exchange Offer Materials, which should be consulted in the process of evaluating your potential participation in the Exchange Offer.

Questions and requests for assistance, requests for copies of the Prospectus, the Exchange Offer materials or of the Customer Instructions Form and all other questions or requests in connection with the Exchange Offer should be directed by each holder of Existing Preferred Securities, or a beneficial owner’s bank, broker, custodian or other nominee to the Tax Certification and Exchange Agent via telephone or email to the addresses indicated below.  Holders of Existing Preferred Securities may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

The Tax Certification and Exchange Agent for the Exchange Offer is:

Acupay System LLC

Via email: SCruz@acupay.com

By post, telephone or fax:

Attention: Sabrina Cruz
30 Broad Street – 46th Floor
New York, N.Y. 10004
USA
Tel: (212) 422-1222
Toll Free: (888) 385-BOND (2663)
Fax: (212) 422-0790

The Dealer Manager for the Exchange Offer is:

August 25, 2009